                                                                     Exhibit 5.1

December 13, 2005

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

Ladies and Gentlemen:

     We are furnishing this opinion of counsel to Novelos Therapeutics, Inc., a
Delaware corporation (the "Company"), for filing as Exhibit 5.1 to Amendment No.
1 to the Registration Statement on Form SB-2/A (the "Registration Statement")
filed by the Company with the Securities and Exchange Commission under the
Securities Act of 1933, as amended, on December 13, 2005 relating to the resale of up to 14,831,798 shares of the common stock, $0.0001 par value per share of the Company (the "Shares").

     In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Certificate of Incorporation and Bylaws of the
Company, each as amended to date; (b) the Registration Statement; and (c) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement shall have become effective, (a) with respect to those Shares that are currently outstanding, when sold pursuant to the Registration Statement, they will be validly and legally issued, fully paid and non-assessable, and (b) with respect to those Shares to be issued upon exercises of warrants, when such shares are issued and sold pursuant to the Registration Statement, they will be validly and legally issued, fully paid and non-assessable.

     We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United
States of America.

     This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

Novelos Therapeutics, Inc.
December 13, 2005

     We consent to the filing of this opinion as an exhibit to the Registration
Statement and the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       FOLEY HOAG LLP

                                       By: /s/ Paul Bork
                                           ----------------------------------
                                           A Partner